Exhibit 10.11
June 27, 2023
David Laurello
Dear Dave,
You and SMART Global Holdings, Inc. (“SGH” and, together with its subsidiaries and affiliates, the “Company”), are parties to an offer letter dated June 23, 2022 (the “Prior Offer Letter”), which sets forth the terms of your employment with SGH. This amended and restated offer letter (this “Offer Letter”) sets forth the terms of your continued employment with SGH effective as of June 27, 2023 (the “Effective Date”), and amends, restates and supersedes the Prior Offer Letter in its entirety.
Effective as of the Effective Date, the terms of your employment with SGH are as follows.
1.Position. You will serve in the exempt position of President, Intelligent Platform Solutions, reporting directly to me as the Chief Executive Officer of SGH.
2.Term. If you accept this Offer Letter, your employment hereunder will commence on the Effective Date and continue until terminated pursuant to Section 11 below (the “Term”). You will have duties and responsibilities consistent with your position. During the Term, you will devote your full business time and attention to the performance of your duties for the Company, and you will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with those duties, either directly or indirectly; provided that you may participate in professional, civic or charitable activities, as long as such activities do not interfere with the performance of your responsibilities hereunder.
3.Base Salary. During the Term, you will receive an annualized base salary of $566,500 per year (the “Base Salary”), payable in accordance with the normal payroll policies of the Company and subject to the usual withholdings and deductions. You agree to serve, without additional compensation, if requested by the Company, as an officer and/or director of any other member of the Company Group (as defined in Exhibit A).
4.Stratus Retention Bonus. In connection with the Company’s acquisition of Stratus (as defined in Exhibit A), the Company assumed your retention bonus agreement with Stratus dated April 13, 2021 (the “Stratus Retention Agreement”). Upon your acceptance of this Offer Letter, the Stratus Retention Agreement will terminate and be of no further force or effect. In exchange for the termination of the Stratus Retention Agreement, you will be eligible for a one-time retention bonus in the amount of $275,000, less applicable withholding taxes (the “Stratus Retention Bonus”). The Stratus Retention Bonus will be earned if you remain employed in good standing with the Company through April 1, 2024, and once earned, the Stratus Retention Bonus will be paid to you no later than the Company’s second regular payroll date following April 1, 2024.
5.Stratus Earn-Out Bonus. In connection with the Company’s acquisition of Stratus, the Company also assumed your earn-out bonus agreement with Stratus (the “Stratus Earn-Out Agreement”). Subject to your acceptance of this Offer Letter and notwithstanding anything to the contrary in the Stratus Earn-Out Agreement, any amount earned by you under the Stratus Earn-Out Agreement will be paid to you, less applicable withholding taxes, no later than May 31, 2024, subject to the terms and conditions of the Stratus Earn-Out Agreement.
6.SGH Retention Bonus. In addition to the Stratus Retention Bonus and in order to incentivize you to accept the new role of President, Intelligent Platform Solutions, and to continue to serve in this position, you will be eligible for the retention bonus set forth in this Section 6. If you remain employed in good standing with the Company through May 31, 2024, the Company will pay you a cash bonus in the amount of $1,133,000, less applicable withholding taxes (the “SGH Retention Bonus”), no later than the Company’s second regular payroll date following May 31, 2024.
7.Performance Bonus.
(a)You currently participate in Stratus’s annual bonus plan (the “Stratus Bonus Plan”) and are eligible to earn a target annual bonus thereunder equal to 100% of your base salary. You will continue to participate in the Stratus Bonus Plan pursuant to its terms through the end of August 2023 (i.e., through the end of the fiscal year 2023 performance period thereunder). For any bonus earned under the Stratus Bonus Plan through the end of the fiscal year 2023 performance period, the amount of the bonus earned thereunder shall be not less than 100% of your target bonus amount for such performance period (so, 50% of your annual target bonus amount).
(b)Commencing in September 2023, subject to the achievement of the applicable performance goals and methodologies determined by the Board of Directors of SGH (the “Board”) in its sole discretion, you will be entitled to participate in the Company’s annual bonus program pursuant to which you will be eligible to earn an annual bonus (the “Annual Bonus”) with a target amount equal to 100% of the Base Salary. The actual bonus payable is contingent upon achievement of pre-defined goals for the Company and is subject to Board and management approval. The Annual Bonus, if any, earned for a fiscal year will be paid no later than two and one-half (2½) months following the end of the fiscal year to which the Annual Bonus relates. Your Annual Bonus is expected to be determined on an annual basis. The Company and/or the Board will have the right, but not the obligation, at its sole discretion, to change (i) the performance period of the Annual Bonus, (ii) the performance goals and methodologies of calculating bonus achievement, and/or (iii) the Company’s fiscal year. Once the bonus pool funding is established, your individual payout is adjusted by your management’s rating of your individual performance. Bonuses are not considered as earned until bonus payment and are only earned if you are employed continually through the date of bonus payment. Your actual earned bonus, if any, will be prorated based on the number of days you were employed and working (not on any form of leave), in your performance period (provided, that for purposes of any Annual Bonus payable in respect of SGH’s fiscal year that begins in September 2023, employment with SGH prior to March 2024 shall not be counted for purposes of the proration calculation). You must be employed and working (not on any form of leave) for no less than 50% of the working days in any performance period to be eligible for a bonus with respect to such performance period.
8.Equity Awards. Starting in SGH’s fiscal year that begins in September 2023, you will be eligible to participate in SGH’s equity compensation refresh program in a manner generally consistent with other similarly-situated senior executive officers, as determined by the Board, or the Compensation Committee of the Board, from time to time.
9.Benefits. During the Term, you will be eligible to participate in employee benefit plans and programs that are available to similarly-situated senior executive officers of SGH from time to time; provided that the Company may terminate or modify any benefit plan or program at any time in its discretion. You will also be eligible to participate in the Company’s 401(k) program.
10.Location. Your base of operations will be the Company’s Maynard, Massachusetts office. You may work remotely outside of Massachusetts for a minimum of six weeks per fiscal year.
11.Termination of Employment. Your employment may be terminated by you or the Company for any reason (including, without limitation, with or without Cause (as defined in Exhibit A)), at any time. Neither you nor your estate, as applicable, will accrue any additional compensation (including, without limitation, any Base Salary or annual bonus) or other benefits following any termination of your employment other than as set forth in this Offer Letter.
(a)If your employment is terminated due to your death or Disability (as defined in Exhibit A), then you will only be entitled to receive (i) your Base Salary through the date of termination (the “Accrued Salary”), which will be paid within 15 days following the date of termination or such earlier date as may be required by law, (ii) any other accrued and vested employee benefits that are required to be paid to you under the Company’s employee benefit plans and in accordance with the Company’s policies, excluding for the avoidance of doubt, any severance plans, policies or programs (the “Accrued Benefits”), and (iii) any earned (without regard to the requirement of continued employment through the payment date) but unpaid annual bonus for any fiscal year preceding the fiscal year in which the date of termination occurs (the “Accrued Bonus” and, collectively with the Accrued Salary and the Accrued Benefits, the “Accrued Amounts”), which will be paid at the same time as bonuses are paid to other senior executive officers, generally.

(b)If your employment is terminated by the Company without Cause (and other than due to your death or Disability) or if you resign from your employment with the Company for Good Reason (as defined in Exhibit A), then you will be entitled to the Accrued Amounts and, subject to Section 13 below, the following additional payments and benefits: (i) an aggregate amount equal to the sum of (x) your then-current Annual Base Salary and (y) your then-current annual bonus assuming 100% achievement (the “Cash Severance”), payable in accordance with the schedule set forth in Section 13 below; (ii) to the extent that you and/or members of your family are covered under Company-provided health plans, payment or reimbursement of health benefit continuation coverage under COBRA or otherwise from the termination date through the earlier of (x) 24 months following the termination date or (y) the date you become eligible for health benefits with another employer, which will be paid no later than the due date of payments for such coverage; provided that if you are no longer eligible for COBRA continuation coverage, the Company may provide a lump sum payment calculated based on the monthly premiums in effect immediately prior to the expiration of COBRA coverage; and (iii) (A) if the termination of your employment occurs outside the Change in Control Protection Period (as defined in Exhibit A), then, except to the extent otherwise specifically provided in the award agreement governing any particular equity award, each outstanding equity award (excluding any Performance Award (as defined below)) shall vest as to the number of shares that would have otherwise vested during the 12-month period immediately following your employment termination date had your employment with the Company continued during such period, and (B) if the termination of your employment occurs during the Change in Control Protection Period, then, except to the extent otherwise specifically provided in the award agreement governing any particular equity award, all outstanding equity awards shall vest as to 100% of the underlying shares (including, without limitation, any Performance Awards, after giving application to Section 12 below).
(c)If your employment is terminated by the Company without Cause (and other than due to your death or Disability) or if you resign from your employment with the Company for Good Reason (as defined in Exhibit A), then in addition to the benefits set forth in clause (b) above, and subject to Section 13 below, you will be entitled to receive the Stratus Retention Bonus and SGH Retention Bonus to the extent not already paid, payable in accordance with the schedule set forth in Section 13 below.
(d)If your employment is terminated or you resign for any reason other than as described in clauses (a) or (b) above, you will not be entitled to any payments or benefits, other than the Accrued Salary and the Accrued Benefits.
12.Treatment of Performance-Based Equity on Change in Control. Except to the extent otherwise specifically provided in the award agreement governing any particular equity award, upon a Change in Control (as defined in Exhibit A), to the extent you hold any equity awards that remain subject to issuance or vesting based on performance (the “Performance Awards”), to the extent not already vested, a prorated portion of the Performance Awards (based on the Board’s determination of performance measured through the Change in Control), prorated through the date of the Change in Control, will become issued and/or vested upon the Change in Control, and the remainder of the Performance Awards (the “Remainder Awards”) will issue and/or vest in equal monthly installments over the remainder of the original performance period (unless accelerated under Section 11 above); provided that if the successor to SGH does not assume or substitute the Remainder Awards with a substantially equivalent award, the full amount of the Remainder Awards will become issued and/or vested upon the Change in Control.
13.Termination Payment Matters. Any payments or benefits made pursuant to Section 11 above, other than the Accrued Salary and the Accrued Benefits, will be subject to your execution, delivery and non-revocation of an effective release of all claims against the Company, in a form provided by the Company (a “Release”), within the 60-day period following the date that your employment terminates. The Cash Severance and, if applicable, the Stratus Retention Bonus and SGH Retention Bonus payable pursuant to Section 11 above, will be paid in a lump sum within 15 days following the date on which the Release has become effective and irrevocable. Upon the termination of your employment for any reason, you agree to resign, as of the date of your termination and to the extent applicable, from the Board (and any committees thereof) and all other board of directors (and any committees thereof), officer, and other fiduciary positions of or relating to each member of the Company Group. During the Term and at any time thereafter, you agree to cooperate (i) with the Company in the defense of any legal matter involving any matter that arose during your employment with any member of the Company Group and (ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to any member of the Company Group; provided that the Company will reimburse you for any reasonable travel and out of pocket expenses you incur in providing such cooperation. You will promptly notify the Company if you become eligible for health benefits with another employer while still receiving payments or benefits hereunder.
14.Certain Obligations. You hereby affirm your continuing obligations under the Employment, Confidential Information and Invention Assignment Agreement between you and the Company, and the Arbitration and Class Action Waiver Agreement between you and the Company. At all times, you will be subject to, and abide by, all applicable Company policies and requirements, including but not limited to those relating to expense reimbursement, insider trading, corrupt practices, technology, publicity, safety, discrimination, and harassment.
15.Representations. By signing and accepting this Offer Letter, you represent and warrant to the Company that: (i) you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which would prohibit or restrict your employment with, or your providing services to, the Company as its employee; and (ii) you will not use in the course of your employment with the Company and to the benefit of the Company, any confidential or proprietary information of another person, company or business enterprise (other than Stratus) to whom you currently provide, or previously provided, services.
16.At Will Employment. You understand that your employment is “at will” at all times, which means that you or the Company may terminate your employment at any time, for any reason or no reason at all. This Offer Letter does not constitute, and may not be construed as, a commitment for employment for any specific duration.
17.Miscellaneous. No provision of this Offer Letter may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by you and another duly authorized signatory of SGH. This Offer Letter is not assignable by you, and it will governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts without reference to principles of conflict of laws. Any legal proceeding involving this Offer Letter must be brought in the Commonwealth of Massachusetts. The parties agree and consent to both jurisdiction and venue in Massachusetts. The Company’s obligation to pay or provide any amounts or benefits hereunder is subject to set-off, counterclaim or recoupment of any amounts you owe to any member of the Company Group (except to the extent any such action would violate, or result in the imposition of tax under, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)). This Offer Letter (together with its exhibits and schedules, as well as other documents and agreements to the extent referenced herein) constitutes the entire agreement between the parties as of the date hereof regarding the terms of your employment and supersedes all previous agreements and understandings with respect to the subject matter hereof, whether written or oral, including the Prior Offer Letter and any other arrangement between you and the Company; provided, that (i) any confidential or proprietary information and invention assignment agreement between you and Stratus or you and the Company, and (ii) the earn-out bonus agreement between you and Stratus dated June 27, 2022 shall, in each case, remain in full force and effect. Any compensation paid to you by any member of the Company Group which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made thereby (or by any policy adopted by any member of the Company Group). The Company is entitled to withhold from any payment due to you any amounts required to be withheld by applicable laws or regulations.
18. 409A Matters. This Offer Letter is intended to comply with Section 409A of the Code or one or more exemptions therefrom. Without limiting the foregoing, if on the date of termination of employment you are a “specified employee” (within the meaning of Section 409A of the Code), then to the extent required in order to comply with Section 409A of the Code, amounts that constitute “nonqualified deferred compensation” (as defined in Section 409A of the Code) and are not otherwise exempt from Section 409A of the Code that would otherwise be payable during the six-month period immediately following the termination date will instead be paid (without interest) on the earlier of (i) the first business day after the date that is six months following the termination date or (ii) your death. All references herein to “termination date” or “termination of employment” mean “separation from service” as an employee within the meaning of Section 409A of the Code. It is intended that each installment of payments hereunder constitutes a separate “payment” for Purposes of Section 409A of the Code. To the extent that any provision hereof is ambiguous as to its compliance with Section 409A of the Code, the provision will be interpreted so that all payments hereunder comply with Section 409A of the Code or one or more exemptions therefrom. To the extent any expense reimbursement or in-kind benefit is subject to Section 409A of the Code, (1) the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit in one calendar year will not affect the expenses eligible for reimbursement in any other taxable year, (2) in no event will any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and (3) in no event will any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. The Company makes no representation or warranty that, and will have no liability to you or any other person if, any payments or benefits are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy the conditions thereof or an exemption therefrom.
19. 280G Matters. If payments or benefits owed to you by the Company are considered “parachute payments” under Section 280G of the Code, then such payments will be limited to the greatest amount which may be paid to you under Section 280G of the Code without causing any loss of deduction to the Company thereunder, but only if, by reason of such reduction, the net after tax benefit to you exceeds the net after tax benefit to you if such reduction were not made (in each case, taking into account all applicable income, employment, and excise taxes). These determinations will be made at the Company’s expense by a nationally recognized certified public accounting firm designated by the Company and reasonably acceptable to you (the “Accounting Firm”). In the event of any mistaken underpayment or overpayment under this Section 19, as determined by the Accounting Firm, the amount thereof will be paid to you or refunded to the Company, as applicable, but only to the extent any such refund would result in (i) no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code and (ii) a dollar-for-dollar reduction in your taxable income and wages for purposes of all applicable income and employment taxes, with interest at the applicable Federal rate for purposes of Section 7872(f)(2) of the Code. Any reduction in payments required by this Section 19 will, to the extent possible, be made in a manner does not violate the provisions of Section 409A of the Code and will occur in the following order: (1) any Cash Severance, (2) any other cash amount, (3) any benefit valued as a “parachute payment,” and (4) the acceleration of vesting of any equity-based awards.
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To confirm your acceptance of this Offer Letter, please sign below. I look forward to your positive response.
Sincerely,

/s/ Mark Adams
Mark Adams
President & CEO

Accepted and Agreed:

/s/ David Laurello
David Laurello
Date: June 27, 2023

Exhibit A
Definitions
“Cause” means the occurrence of one or more of the following, as determined in good faith by the Board: (A) your act of fraud or material dishonesty against any member of the Company Group which the Board reasonably determines had or will have a materially detrimental effect on the reputation or business of any member of the Company Group, subject to Cure, (B) your conviction of, or plea of nolo contendere to, (i) a felony (excluding minor traffic offenses) or (ii) any other crime which the Board reasonably determines had or will have a materially detrimental effect on the reputation or business of any member of the Company Group, (C) your intentional or gross misconduct, subject to Cure, (D) your willful improper disclosure of confidential information, subject to Cure, (E) your action or conduct that causes material harm to any member of the Company Group (including, without limitation, the reputation of any member of the Company Group), or that otherwise brings you or any member of the Company Group into public disrepute, subject to Cure, (F) your material violation of any written policy of any member of the Company Group (including, without limitation, any policy relating to discrimination, sexual harassment or misconduct) of which you have been given notice, or of this Offer Letter (or any other material written agreement between you and any member of the Company Group), after written notice from the Company, and a reasonable opportunity of not less than 30 days to cure (to the extent curable) such violation, (G) your failure to reasonably cooperate with any member of the Company Group in any investigation or formal proceeding, subject to Cure, or (H) your continued material violations of your duties, or repeated material failures or material inabilities to perform any reasonably assigned duties (other than due to your Disability), after written notice from the Board and a reasonable opportunity of not less than 30 days to cure (to the extent curable) such violations, failures or inabilities (and during which time you will be given a reasonable opportunity to address any issues with the Board).
“Change in Control” has the meaning set forth in SGH’s Amended and Restated 2017 Share Incentive Plan.
“Change in Control Protection Period” means the period beginning 2 months prior to and ending 12 months following a Change in Control.
“Company Group” means SGH and each of its subsidiaries.
“Cure” means SGH must provide you written notice of your violation of this Agreement or any term of this Agreement and allow you 10 calendar days after your receipt of such notice to cure the identified violation.
“Disability” means your inability, due to physical or mental incapacity, to perform your duties under this Offer Letter with substantially the same level of quality as immediately prior to such incapacity for a period of 90 consecutive days or 120 days during any consecutive six-month period. In conjunction with determining Disability for purposes of this Offer Letter, you hereby (i) consent to any such examinations which are relevant to a determination of whether you are mentally and/or physically disabled and (ii) agree to furnish such medical information as may be reasonably requested.
“Good Reason” means the occurrence, without your written consent, of any of the following events: (A) the assignment to you by the Company of duties substantially inconsistent with the responsibilities, duties or authority of President, Intelligent Platform Solutions as in effect on the Effective Date, (B) a material reduction in the nature or scope of your responsibilities, duties or authority as President, Intelligent Platform Solutions as in effect on the Effective Date (by way of example only, removing your oversight of sales for Intelligent Platform Solutions would constitute a material reduction under this subsection (B)), (C) a material reduction in your then-current Base Salary (other than due to a general salary reduction program applicable to all officers that report to the Chief Executive Officer of SGH), (D) you cease to report to Mark Adams, Chief Executive Officer of SGH, and do not report directly to the Board, or (E) you are required to permanently relocate your primary home residence as a result of the Company’s relocation of your primary office location outside a 50-mile radius of the Company’s current offices in Maynard, Massachusetts; provided that any such event described in clauses (A) through (E) above will not constitute Good Reason unless (i) you deliver to the Board a notice of termination for Good Reason within nine months after you first learn of the existence of the circumstances giving rise to Good Reason, (ii) within 30 days following the delivery of such notice of termination for Good Reason, the Company has failed to cure the circumstances giving rise to Good Reason, and (iii) following such failure to cure, you resign your employment within one year thereafter, but no earlier than May 31, 2024.
A-1

“Stratus” means Stratus Technologies, Inc., Stratus Technologies Ireland Ltd., and their respective subsidiaries.
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A-2